Exhibit 99.1

NEWS RELEASE

CABLE INDUSTRY VETERAN RON COOPER JOINS

CSG SYSTEMS INTERNATIONAL BOARD

ENGLEWOOD, Colo. (November 17, 2006) — Leading billing and customer care solutions provider CSG Systems International, Inc. (NASDAQ: CSGS) today announced that Ron Cooper has joined the company’s Board of Directors as a Class II director (term expiring in 2008). Mr. Cooper will become a member of the Compensation and Nominating & Corporate Governance Committees. With Mr. Cooper joining the board, the composition of the board is now eight members, seven of which are independent.

Mr. Cooper has spent nearly 25 years in the cable and telecommunications industry, most recently at Adelphia Communications where he served as President and Chief Operating Officer from 2003 to 2006. He joined Adelphia following its Chapter 11 bankruptcy filing, and led all operational aspects of the successful restructuring and eventual sale of the company to Comcast and Time Warner.

Prior to Adelphia, Mr. Cooper held a series of executive positions at AT&T Broadband, RELERA Data Centers & Solutions, and MediaOne and its predecessor Continental Cablevision, Inc.

“We are elated to have such a well-known, highly-respected veteran of the cable industry on our board,” Bernie Reznicek CSG’s chairman of the board said. “Ron has been a key leader through some of the most exciting, as well as challenging times in the cable industry. CSG will benefit greatly from his insight and perspective as we continue to help our clients evolve and expand their product offerings.”

Mr. Cooper has been very active throughout his career in numerous cable and telecommunications organizations, holding various board and committee seats with the National Cable Television Association, California Cable & Telecommunications Association, Cable Television Association for Marketing and the New England Cable Television Association. In addition, he is either a director or trustee at the Denver Art Museum, Colorado Public Radio and the Cable Center at the University of Denver. He received a Bachelor of Arts degree, summa cum laude and Phi Beta Kappa from Wesleyan University in Middletown, Connecticut.

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About CSG Systems

Headquartered in Englewood, Colorado, CSG Systems International (NASDAQ: CSGS) is a leading provider of outsourced billing, customer care and print and mail solutions and services supporting the North American communications market. CSG’s solutions support some of the world’s largest and most innovative providers of bundled multi-channel video, Internet, and IP-based services. CSG’s unique combination of solutions, services and expertise ensures that communications providers can continue to rapidly launch new service offerings, improve operational efficiencies and deliver a high-quality customer experience in a competitive and ever-changing marketplace. For more information, visit our website at www.csgsystems.com.

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For more information, contact:

Elise Brassell

CSG Systems

Phone: (303) 804-4962

E-mail: elise_brassell@csgsystems.com

Roger Metz

CSG Systems

Phone: 303-804-4082

E-mail: roger_metz@csgsystems.com